Exhibit 5.1

Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, NY 10018 goodwinlaw.com +1 212 813 8800

June 28, 2019

Allena Pharmaceuticals, Inc.

One Newton Executive Park

Suite 202

Newton, Massachusetts, 02462

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-228656) (the “Registration Statement”) filed on December 3, 2018 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Allena Pharmaceuticals, Inc., a Delaware corporation (the “Company”) of up to $200,000,000 of any combination of securities of the types specified therein. The Registration Statement was declared effective by the Commission on December 26, 2018. Reference is made to our opinion letter dated December 3, 2018 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on June 28, 2019 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to 2,632,092 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”) covered by the Registration Statement. The Shares are being sold to the several purchasers named in, and pursuant to, a securities purchase agreement between the Company and such purchasers (the “Securities Purchase Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Securities Purchase Agreement, the Shares will be validly issued, fully paid and non-assessable.

Allena Pharmaceuticals, Inc.

June 28, 2019

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP